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                                             Exhibit B
                                             =========


Stock Pledge Agreement


          STOCK PLEDGE AGREEMENT (this "Agreement"), dated as of November 30, 1995, made by NEW ENGLAND ELECTRIC
SYSTEM, a Massachusetts voluntary association (the
"Pledgor"), to STATE STREET BANK AND TRUST COMPANY, as security agent (together with its successors in such capacity, the "Security Agent") for the ratable benefit of all holders from time to time of the Notes (as defined below (the "Secured Parties")).

R E C I T A L S

          A. The Pledgor is the legal and beneficial owner of 100% of the shares of the issued and outstanding capital stock of Narragansett Energy Resources Company, a Rhode
Island corporation (the "Corporation"), which shares are described in Schedule I attached hereto (such shares, collectively, the "Pledged Shares").

          B. Ocean State Power, a Rhode Island general partnership, together with Ocean State Power II, a Rhode
Island general partnership (together, the "Partnerships"), severally own and operate an approximately 500 megawatt gas-fired electric generating plant located in Burrillville, Rhode Island.

          C. The Corporation is a general partner of each of the Partnerships.

          D.  The Corporation has entered into a Note
Agreement dated as of November 30, 1995 with each of the Noteholders (defined below) (as each such Agreement may be amended, modified or supplemented from time to time, the "Note Agreement" and collectively, the "Note Agreements").
Each Note Agreement provides for the Noteholder party
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thereto to purchase secured promissory note(s) issued by
the Corporation pursuant to such Note Agreement (each such note, a "Note" and collectively, the "Notes") subject to the terms and conditions set forth therein. The proceeds of such Notes are to be applied by the Corporation to the retirement of subordinated notes issued by the Corporation to pay fees and expenses incurred by the Corporation in connection with the sale of the Notes, to pay working capital expenses of the Corporation and to repay (in part) the outstanding principal balances under loans made by the Pledgor to the Corporation to finance the Pledgor's equity interests in the Partnerships. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Note Agreements.

          E. Each Noteholder is willing to enter into each respective Note Agreement upon the terms and conditions set forth therein, but only if the Pledgor shall make the pledges contemplated by this agreement.

          F. The Pledgor is willing to make the pledges requested and to enter into this Agreement so as to induce the Noteholders to enter into each respective Note
Agreement.

          G. State Street Bank and Trust Company has been appointed as Security Agent of the Noteholders pursuant to a Collateral Agency Agreement, dated as of November 30,
1995, by and among the Corporation, the Noteholders and the Security Agent.

          NOW, THEREFORE, in consideration of these premises and in order to induce the Noteholders to enter into the Note Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor agrees as follows:

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ARTICLE I

UNDERTAKINGS

          SECTION 1.1  Pledge.

          (a)  The Pledgor hereby assigns, transfers,
hypothecates and pledges to the Security Agent for the ratable benefit of the Secured Parties, as security for the timely and punctual (i) payment when due of any and all sums owing by the Corporation under the Note Agreements and the other Basic Documents, (ii) performance when due by the Corporation of all its obligations under the Note
Agreements, the Notes and the other Basic Documents, and
(iii) payment and performance when due of any and all sums and all obligations of the Pledgor hereunder (collectively, the "Obligations") and grants a first lien on, and prior perfected security interest in, all of the Pledgor's right, title and interest in, to and under the following, whether now owned or hereafter acquired (collectively, the "Pledged
Collateral"):

               (i)  the Pledged Shares and the certificates
     representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and

               (ii)  all additional shares of stock and
     other securities of the Corporation from time to time acquired by the Pledgor in any manner, and the certificates representing such additional shares and other securities, and all dividends, cash, instruments, and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;
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provided that, for so long as no Event of Default shall
have occurred and be continuing, the Pledged Collateral shall not include any dividends paid to the Pledgor in respect of the Pledged Collateral if otherwise permitted by the Basic Documents.

          (b) This Agreement and the grant of the security interest made hereby is for collateral purposes only, and neither the Security Agent nor the Secured Parties shall by virtue of this Agreement, by their receipt of dividends from the Corporation, or by their exercise of any rights hereunder, be deemed to have any liability for any Contractual Obligations of the Partnerships, the Corporation or the Pledgor.

          SECTION 1.2  Security for Obligations.  This
Agreement secures the payment and performance of all Obligations.

          SECTION 1.3  Delivery of Pledged Collateral.  All
certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of the Security Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank. The Security Agent shall have the right, at any time, in its discretion, and without notice to the Pledgor, following the occurrence and continuance of an Event of Default, to transfer to or to register in the name of the Security Agent or any of its nominees any or all of the Pledged Collateral. In addition, the Security
Agent shall have the right, at any time, in its discretion, without notice to the Pledgor, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.


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          SECTION 1.4 Waiver.  The Pledgor hereby waives
diligence, presentment, demand of any kind, filing of claims with a court in the event of receivership or bankruptcy, protests of any kind, notices of any kind, and all setoffs and counterclaims, to the extent permitted by applicable law. Upon the occurrence and continuance of an Event of Default, the Security Agent may proceed directly and at once, without notice, against the Pledged Collateral to collect and recover the full amount or any portion of the Obligations so due and payable, without first proceeding against the Corporation or against any other security or collateral provided by the Corporation with respect to the Obligations.

          SECTION 1.5  Further Assurances.  The Pledgor
agrees that at any time and from time to time, at its expense, the Pledgor shall promptly execute and deliver all further instruments and documents (including, without limitation, any additional pledge agreement or security agreement), and take all further action that, in the opinion of the Required Holder(s), may be necessary or reasonably desirable in order to perfect and protect any security interest in the Pledged Collateral granted or purported to be granted hereby or to enable the Security
Agent to exercise and enforce its rights and remedies hereunder with respect to the Pledged Collateral or any part thereof.

          SECTION 1.6  Voting Rights; Dividends; Etc.

          (a) So long as no Event of Default shall have occurred and be continuing:

                    (i)  the Pledgor shall be entitled to
          exercise any and all voting and other consensual
          rights pertaining to the Pledged Collateral or
          any part thereof for any purpose not inconsistent
          with the terms of this Agreement and the other
          Basic Documents; and
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                    (ii)  the Pledgor shall be entitled to
          receive and retain any and all dividends paid in respect of the Pledged Collateral to the extent payment thereof is permitted by the terms of the Basic Documents.

          (b) Upon the occurrence and continuance of an Event of Default:

                    (i)  all rights of the Pledgor to
          exercise the voting and other consensual rights which the Pledgor would otherwise be entitled to exercise pursuant to Section 1.6(a)(i) and to receive the dividends and interest payments which the Pledgor would otherwise be authorized to receive and retain pursuant to Section 1.6(a)(ii) shall cease, and all such rights shall thereupon become vested in the Security Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends and interest payments; and

                    (ii)  all dividends which are received
          by the Pledgor contrary to the provisions of
          Section 1.6(b)(i) shall be received in trust for the benefit of the Security Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Security
          Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

          SECTION 1.7  Limited Recourse.  Except as
provided in this Section, the obligations of the Pledgor hereunder shall be payable only from the income and proceeds from the Pledged Collateral, it being expressly understood that except as provided in the immediately succeeding proviso the obligations and liabilities of the Pledgor under this Agreement and any other related document, agreement or instrument, are solely nonrecourse
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obligations, provided, that nothing herein shall (i) be
deemed to prevent recourse to or enforcement against the Pledged Collateral for all liabilities, obligations and undertakings contained in the Basic Documents (ii) be, or be deemed to be, a release or impairment of said obligations or any part thereof; (iii) limit or otherwise prejudice in any way the Security Agent's or Secured
Parties' rights to foreclosure under the Collateral
Security Documents or to enforce the Security Agent's and the Secured Parties' other rights or remedies under the Collateral Security Documents; nor shall such limitation of liability apply to the Pledgor if and to the extent that Pledgor commits fraud or wilful misrepresentation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

          The Pledgor makes the following representations and warranties, each of which shall survive the execution and delivery of this Agreement:



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          SECTION 2.1 Organization; Power and
Authorization; Enforceable Obligations.

          (a)  The Pledgor is a voluntary association,
created pursuant to an Agreement and Declaration of Trust, dated January 2, 1926 (as amended, modified or supplemented from time to time, the "Trust Agreement"), is duly authorized and existing in good standing under the laws of the Commonwealth of Massachusetts and is duly registered as a public utility holding company under PUHCA. The Pledgor has full power and authority and the legal right to conduct its business as now conducted and as proposed to be conducted by it, to execute, deliver and perform this Agreement and to take all actions necessary to complete the transactions contemplated by this Agreement. The Pledgor has taken all necessary action to authorize the transactions contemplated hereby on the terms and conditions of this Agreement, and to authorize the execution, delivery and performance of this Agreement.

          (b) This Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by limitation upon the availability of equitable remedies.

          SECTION 2.2  No Legal Bar.  The execution,
delivery and performance of this Agreement will not violate or conflict with, or result in a breach of the terms or conditions of, any Requirement of Law applicable to, any Contractual Obligation of, or the Trust Agreement or other organizational documents of, the Pledgor. The execution, delivery and performance of this Agreement will not result in, or require the creation or imposition of any Lien on any of the properties or revenues of the Pledgor pursuant to any Requirement of Law or Contractual Obligation, except
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for the Liens created or permitted by this Agreement.  No
approvals or consents of any trustee or any holder of any indebtedness of the Pledgor are required in connection with the execution, delivery and performance by the Pledgor of this Agreement, except such approvals or consents as have been duly obtained and are in full force and effect.

          SECTION 2.3  Governmental Approval.  No
Governmental Approvals or other consents or approvals are required to be obtained by the Pledgor in connection with the execution, delivery and performance of this Agreement or the taking of any action by the Pledgor contemplated hereby, other than the approval by the Securities and Exchange Commission, required under PUHCA for the Corporation and Pledgor to enter into the transactions contemplated by the Basic Documents, which has been duly obtained, is in full force and effect, final and not subject to appeal.

          SECTION 2.4  Litigation.  Except as disclosed in
the Pledgor's Quarterly Report on Form 10-Q for the period ending September 30, 1995, no litigation, investigation or proceeding of or before, or inquiry by, any arbitrator or Governmental Authority is pending, and no such litigation, investigation, proceeding or inquiry is, to the best knowledge of the Pledgor, threatened against or in a manner affecting the Pledgor, or against or in a manner affecting any of its properties, rights, revenues or assets, which in any such case, could reasonably be expected to have a material adverse effect upon the ability of the Pledgor to perform its obligations under this Agreement.

          SECTION 2.5  Pledged Shares Authorized.  The
Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

          SECTION 2.6  Complete Ownership.  The Pledged
Shares constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Corporation.
The Corporation's equity and voting interests in the Partnerships as general partner constitute 100% of the
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Pledgor's (indirect) equity and voting interests in the
Partnerships. The Pledgor is the legal and beneficial owner of the Pledged Collateral free and clear of any Lien except for the security interest created by this Agreement.
Schedule I truly and accurately sets forth the number of the issued and outstanding shares of the Corporation's capital stock.

          SECTION 2.7  Control.  The Pledgor has actual and
effective control over the Corporation, its wholly-owned
Subsidiary.

          SECTION 2.8  First Lien.  The pledge of the
Pledged Shares pursuant to this Agreement and delivery thereof to the Security Agent in New York creates a valid and perfected first priority security interest therein, securing the payment of the Obligations.

          SECTION 2.9  Margin Stock.  None of the Pledged
Shares constitutes "margin stock," as such term is defined in Regulation U and Regulation G of the Board of Governors of the Federal Reserve System.

          SECTION 2.10  No Default. The Pledgor is not in
breach of any of the terms or provisions of and no default exists under, this Agreement. The Corporation is not in breach of any of the terms or provisions of the Partnership
Agreements. The Pledgor is not in breach of any of the terms or provisions of any Contractual Obligation or Requirement of Law which breach could reasonable by expected to have a material adverse effect upon the ability of the Pledgor to perform its obligations under this Agreement.

          SECTION 2.11 Financial Statements. The Pledgor has furnished the Noteholders with the following financial statements, identified by a financial officer of the
Pledgor: (i) a consolidated balance sheet of the Pledgor and its Subsidiaries as at December 31, 1994, and consolidated statements of income, stockholders' equity and cash flows of the Pledgor and its Subsidiaries for such
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year, all audited by Coopers & Lybrand, L.L.P.; and (ii) an unaudited consolidated balance sheet of the Pledgor and its Subsidiaries as at September 30, 1995, and unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, prepared by the Pledgor. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Pledgor and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Pledgor and its Subsidiaries as at the dates thereof, and the statements of income, stockholders' equity (if any) and cash flows fairly present the results of the operations of the Pledgor and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, condition (financial or otherwise) or operations of the Pledgor and its Subsidiaries taken as a whole since September 30, 1995.

          SECTION 2.12 Investment Company; Investment
Adviser. The Pledgor is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
The Pledgor is not an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

          SECTION 2.13  Public Utility Status.  Neither the
Security Agent nor any of the Secured Parties will solely by reason of (a) the ownership interest of the Pledgor in the Corporation, (b) the purchasing of the Notes; (c) the securing of the Obligations by Liens on the Pledged
Collateral or (d) any other transaction contemplated by this Agreement or any of the other Basic Documents, be deemed by any Governmental Authority to be, or to be subject to regulation as (i) an "electric utility", "electric corporation", "electrical company", "public utility" or "public utility holding company" under existing law, rule or regulation of any Governmental Authority, or
(ii) an "affiliate" of a public utility holding company as such terms are defined in the PUHCA. Neither the Security
Agent nor any of the Secured Parties will, by reason of its or their ownership of the Pledged Collateral upon the exercise of their remedies hereunder and under the other
Basic Documents, nor by reason of its or their exercise of other remedies thereunder, be deemed by any Governmental
Authority to be (i) subject to financial, organizational or rate regulation as an "electric utility", "electric corporation", "electrical company", "public utility" or a "public utility holding company" under any existing law, rule or regulation of any Governmental Authority, or
(ii) an "affiliate of a public utility holding company as such terms are defined in PUHCA; provided that to the extent that the Security Agent or the Noteholders exercise their remedies under the Stock Pledge to foreclose under the shares of stock pledged thereunder and become the owner or owners of such shares of stock, then unless the Company shall at such time be an "Exempt Wholesale Generator" pursuant to Section 32 of PUHCA or shall control less than ten percent of the aggregate voting rights in either of the Partnerships, the Security Agent and the Noteholders may have to make certain filings with the Federal Energy
Regulation Commission and/or the Securities and Exchange
Commission to avoid becoming subject to regulation as an "electric utility" or an "affiliate" of a public utility holding company as such terms are defined in PUHCA.

ARTICLE III

COVENANTS

          So long as the Obligations remain outstanding, the Pledgor covenants and agrees with the Security Agent, and the Secured Parties as follows:

          SECTION 3.1
Transfers and Other Liens; Additional Shares.


          (a) The Pledgor will not sell, transfer, convey or otherwise dispose of, grant any option with respect to, or pledge any of the Pledged Collateral (except in a transaction permitted by Section 3.12) at any time, nor create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, other than the Lien created pursuant to this Agreement.

          (b)  The Pledgor will not, without the prior
written consent of the Security Agent, consent to or approve the cancellation of any of the Pledged Shares or the creation or authorization of any ownership interest in the Corporation other than the interests in existence on the date hereof.

          SECTION 3.2  Defense of Pledged Collateral.  The
Pledgor warrants and will defend the Security Agent's right, title and security interest in and to the Pledged
Collateral against the claims of any Person.

          SECTION 3.3
No Consent to Dispositions of Pledged Interest.  The
Pledgor shall not consent to or permit to exist any sale, transfer, exchange, assignment, pledge or other disposition of the Pledged Collateral or of any other interest in the Corporation.

          SECTION 3.4  Governing Documents.  The Pledgor
shall not amend or modify, or permit the amendment or modification of, any provision of the articles of incorporation, by-laws or other organizational documents of the Corporation or the Corporation's Contractual
Obligations or any agreement relating to the articles of incorporation, by-laws or other organizational documents of the Corporation or the Corporation's Contractual
Obligations without the express written consent of the Required Holder(s).

          SECTION 3.5  Taxes.  The Pledgor shall before
delinquency pay and discharge or cause to be paid and discharged all Taxes imposed upon the Pledgor or upon its income or profits and all claims, levies or liabilities
(including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable or, if unpaid, might become a Lien (other than a Permitted Lien) upon the Pledged Collateral, or upon any part thereof; provided that the Pledgor shall not be required to pay any such Tax, claim, levy or liability if
(a) the validity or amount thereof shall currently be diligently contested in good faith by appropriate proceedings timely instituted, (b) the Pledgor sets aside on its books adequate reserves with respect to the contested items in accordance with generally accepted accounting principles, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, and (d) such contest does not involve material risk of the sale, forfeiture or loss of any of the Pledged Collateral. The Pledgor shall promptly pay or cause to be paid any valid, final judgment enforcing any such Tax, claim, levy or liability and cause the same to be satisfied of record.

          SECTION 3.6  Change of Name; Address.  The
Pledgor shall not change its name or address except on 60 days' prior written notice to the Security Agent and upon the filing of additional UCC financing statements (if deemed necessary by the Required Holder(s)) which reflect the name and/or address change.

          SECTION 3.7  Financial Statements.  The Pledgor
covenants that it will deliver to the Security Agent with sufficient copies for each Noteholder in duplicate or upon the election of the Required Holder(s), to the Noteholders in duplicate without a copy to the Security Agent:

          (i)  as soon as practicable and in any event
within 60 days after the end of each quarterly period
(other than the last quarterly period) in each fiscal year, unaudited consolidated statements of income and cash flows of the Pledgor and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and an unaudited consolidated balance sheet of the Pledgor and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Pledgor, subject to changes resulting from year-end adjustments; provided, that for so long as it is required to file Quarterly Reports on Form 10-Q with the Securities and Exchange Commission, the Pledgor may satisfy the foregoing obligation by delivering each such report to the Security Agent or each Noteholder (as applicable) not later than five days after such filing;

          (ii)  as soon as practicable and in any event
within 120 days after the end of each fiscal year, consolidated statements of income, cash flows and stockholders' equity of the Pledgor and its Subsidiaries for such year, and a balance sheet of the Pledgor and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and reported on by independent public accountants of recognized national standing selected by the Pledgor, whose report shall be of substantially the same scope as the audited financials for fiscal year 1994 provided to the Noteholders, and in accordance with generally accepted auditing standards and satisfactory in substance to the Required Holder(s) and certified by an authorized financial officer of the Pledgor; provided, that for so long as it is required to file Annual Reports on Form 10-K with the Securities and Exchange Commission, the Pledgor may satisfy the foregoing obligation by delivering each such report to the Security
Agent or each Noteholder (as applicable) not later than ten days after such filing;

          (iii) promptly upon the filing thereof with the Securities and Exchange Commission, a copy of each Report on Form 8-K of the Pledgor; and

          (iv)  with reasonable promptness, such other
financial data and other information with respect to the Pledgor, the Corporation or either of the Partnerships as the Security Agent or any Secured Party may reasonably request.

          SECTION 3.8  Maintenance of Existence, etc.  The
Pledgor will at all times preserve and maintain in full force and effect (i) its existence as a voluntary association under the laws of the Commonwealth of Massachusetts, provided, however, that the Pledgor may convert from a voluntary association to a duly-formed and existing corporation organized under the laws of any United
States state succeeding to all or substantially all of the Pledgor's assets; provided, that in connection with such conversion, the successor corporation expressly acknowledges in writing the continuing validity of this Agreement and, in such written acknowledgment, expressly assumes the obligations of the Pledgor and the enforceability of such obligations against such successor corporation, and (ii) all of its rights, privileges and franchises necessary for the ownership of its interest in the Corporation.

          SECTION 3.9  Performance of Obligations.  The
Pledgor will duly perform and observe all of the covenants, agreements and conditions on its part to be performed and observed under the Basic Documents.

          SECTION 3.10  Inspection of Property, Books and
Records; Discussions. The Pledgor will keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities throughout the periods involved. The Pledgor shall permit representatives of the Security Agent and any Secured Party to visit and inspect its properties, to examine its books of record and account and to make copies thereof and discuss its affairs, finances and accounts with its principal officers and independent accountants, all at such times during business hours and at such intervals as the Security Agent or such Secured Party may reasonably request.

          SECTION 3.11  Compliance with Laws, Contractual
Obligations, etc. The Pledgor will comply with all Requirements of Law and all Contractual Obligations, and will from time to time obtain and comply with all Governmental Approvals and other consents and approvals as shall now or hereafter be necessary or desirable in connection with the ownership of its interest in the Corporation, the failure of which could reasonably be expected to have a material adverse effect upon the Pledgor or its ability to perform its Contractual Obligations.

          SECTION 3.12  Merger, Sale of Assets.  The
Pledgor will not merge into or consolidate with any other
Person, or liquidate or dissolve itself (or suffer any such liquidation or dissolution), or sell, lease, transfer or otherwise dispose of all or any substantial portion of its assets unless (a) in connection therewith the surviving or successor entity expressly acknowledges in writing the continuing validity of this Agreement and, in such written acknowledgment, expressly assumes the obligations of the Pledgor and the enforceability of such obligations against such surviving entity or successor or (b) in connection with any sale, lease, transfer, or other disposition of a substantial portion of the Pledgor's assets, upon such sale, lease, transfer or other disposition, (i) the senior debt of the Pledgor (or of the subsidiary corporations of the Pledgor accounting in Pledgor's most recent annual financial statements for 60% or more of Pledgor's income before interest charges) is confirmed by either Standard &
Poor's Corporation or Moody's Investor Services, Inc. as being A - A3, respectively, or better and (ii) the Pledgor has a consolidated tangible net worth of $500 million or more.

          SECTION 3.13  Continuation Statements.  The
Pledgor will, from time to time, at its own expense, promptly prepare, execute and deliver any additional instruments or documents and take all additional action that, in the opinion of the Noteholders, may be necessary or reasonably desirable in order to preserve, protect and maintain the security interest in the Pledged Collateral granted or purported to be granted hereby.

ARTICLE IV

POWER OF ATTORNEY

          SECTION 4.1  Security Agent As Attorney-in-Fact.
The Pledgor does hereby make, constitute and appoint the Security Agent, and any collateral agent or officer of the Security Agent, with full power of substitution, as the Pledgor's attorney-in-fact, with full power and authority, in its own name or in the name, place and stead of the Pledgor, or otherwise upon the occurrence of an Event of Default, (a) to exercise all voting, consent, managerial and other rights related to the Pledged Collateral, including, without limitation, any right to manage the operations and the business and affairs of the Corporation, and (b) at any time and from time to time, generally to do, at the Security Agent's request and the Pledgor's expense, all acts and things which the Security Agent and/or the Required Holder(s) deems necessary or advisable to accomplish the purposes of this Agreement including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any payment or other dividend in respect of the Pledged
Collateral or any part thereof and to give full discharge for the same, all as fully and effectually as the Pledgor might or could do; and the Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding. Any attempted revocation of the powers of attorney granted herein shall be null and void.
There are no conditions or requirements imposed on the Security Agent's exercise of the powers of attorney other than as set forth herein.

          SECTION 4.2  Right to Perform.  If an Event of
Default shall have occurred and be continuing, the Security
Agent and/or any Secured Party may itself perform, or cause performance of, any agreement contained herein, and the expenses of the Security Agent, and Secured Party or such other performing party incurred in connection therewith shall be payable by the Pledgor; provided, however, that the Security Agent shall have no obligation to perform or cause performance of any of the Pledgor's obligations under any provision of this Agreement, including without limitation, Article V hereof.

          SECTION 4.3  Reasonable Care.  The Security Agent
shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Security Agent accords its own property, it being understood that neither the Security Agent nor any Secured Party shall have responsibility for taking any steps to preserve rights against any third parties with respect to the Pledged
Collateral. The powers conferred on the Security Agent hereunder shall not impose any duty on the Security Agent to exercise such powers.


ARTICLE V

REMEDIES

          SECTION 5.1  Substitution for Pledgor.  If an
Event of Default shall have occurred and be continuing, then, in addition to any other rights and remedies provided for herein or otherwise available to it, the Security Agent may exercise the powers of attorney set forth in Section
4.1 of this Agreement and manage (or designate another
Person to manage) the operations, business and affairs of the Corporation.

          SECTION 5.2  Sale of Pledged Collateral.  If an
Event of Default shall have occurred and be continuing, then, in addition to any other rights and remedies provided for herein or otherwise available to it, the Security Agent may without any further demand, advertisement or notice
(except as expressly provided in this Section 5.2), exercise all the rights and remedies of a secured party under the Uniform Commercial Code as in effect in any relevant jurisdiction (whether or not the Uniform
Commercial Code applies to the Pledged Collateral), and in addition may sell, give an option or options to purchase, contract to sell or otherwise dispose of the Pledged
Collateral, or any part thereof, as hereinafter provided and may sell, lease, finance, refinance, mortgage or convey the Pledged Collateral. The Pledged Collateral may so be sold or otherwise disposed of in one or more sales, at public or private sale, conducted by any officer or agent of, or auctioneer or attorney for, the Security Agent, at any exchange or broker's board or at the Security Agent's place of business or elsewhere, for cash, upon credit or for other property, for immediate or future delivery, and at such price or prices and on such terms (including, without limitation, a requirement that any purchase of all or any part of the Pledged Collateral for investment be without any intention to make a distribution thereof) as the Security Agent shall, in its sole discretion, deem appropriate. Any Secured Party may be the purchaser of any or all of the Pledged Collateral so sold at a public sale and thereafter hold the same, absolutely free from any right or claim of whatsoever kind and the obligations of the Pledgor to such purchaser may be applied as a credit against the purchase price. The Security Agent may in its sole discretion, at any such sale, restrict the prospective bidders or purchasers as to their number, nature of business and investment intention. Upon any such sale, the Security Agent shall have the right to deliver, assign and transfer to the purchaser thereof (including any Secured
Party) the Pledged Collateral so sold.  Each purchaser
(including any Secured Party) at any such sale shall hold the Pledged Collateral so sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of the Pledgor. The Security Agent shall give the Pledgor at least ten days' notice (which the Pledgor agrees is reasonable notification within the meaning of Section 9-504(c) of the Uniform Commercial Code of the State of New York or its equivalent in the Uniform
Commercial Code of any other relevant jurisdiction) of any such public or private sale. Such notice shall state the time and place fixed for any public sale and the time after which any private sale is to be made. Any such public sale shall be held at such time or times within ordinary business hours as the Security Agent shall fix in the notice of such sale. At any such sale the Pledged
Collateral may be sold in one lot as an entirety or in separate parcels. The Security Agent shall not be obligated to make any sale pursuant to any such notice.
The Security Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be so adjourned without further notice or publication. In case of any sale of all or any part of the Pledged Collateral on credit or for future delivery, the Pledged Collateral so sold may be retained by the Security Agent until the full selling price is paid by the purchaser thereof, but the Security Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged
Collateral so sold, and, in case of any such failure, such Pledged Collateral may again be sold pursuant to the provisions hereof.

          SECTION 5.3  Conveyances.  The Security Agent may
as attorney-in-fact pursuant to Section 4.1 hereof, in the name and stead of the Pledgor, make and execute all conveyances, assignments and transfers of the Pledged
Collateral sold pursuant to Section 5.2 hereof, and the Pledgor hereby ratifies and confirms all that the Security
Agent, as said attorney-in-fact, shall do by virtue hereof.
Nevertheless, the Pledgor shall, if so requested by the Security Agent, ratify and confirm any sale or sales by executing and delivering to the Security Agent, or to such purchaser or purchasers, all such instruments as may, in the judgment of the Security Agent, be advisable for the purpose.

          SECTION 5.4  Application of Proceeds.  All cash
proceeds received by the Security Agent in respect of any sale or lease of, collection from, or other realization upon all or any part of the Pledged Collateral may be held by the Security Agent as collateral for the Obligations and/or applied to the ratable payment of the Obligations, as directed by the Required Holder(s). Any surplus of such cash proceeds held by the Security Agent and remaining after payment in full of the Obligations shall be paid over to the Pledgor or whomsoever the Security Agent shall determine to be lawfully entitled thereto.

          SECTION 5.5  Discharge of Purchaser.  The receipt
by the Security Agent of the purchase money paid at any such sale made by it shall be a sufficient discharge therefor, sold as aforesaid; and no purchaser (or representative or assign of any purchaser), after paying such purchase money and receiving such receipt, shall be bound to see to the application of such purchase money or any part thereof or in any manner whatsoever be answerable for any loss, misapplication or non-application of any such purchase money, or any part thereof, or be bound to inquire as to the authorization, necessity, expediency or regularity of any such sale.

          SECTION 5.6  No Liability.  Neither the Security
Agent nor any Secured Party shall incur any liability as a result of the sale of the Pledged Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner. The Pledgor hereby waives, to the full extent permitted by applicable law, all claims, damages and demands against the Security Agent and any Secured Party arising out of the repossession, retention or sale of the Pledged Collateral, including, without limitation, any claims against the Security Agent and any Secured Party, arising by reason of the fact that the price at which the Pledged Collateral, or any part thereof, were sold was less than may have been obtained at a public sale or was less than the aggregate amount of the Obligations so long as such sale shall have been conducted in accordance with this Agreement.


          SECTION 5.7  Remedies Cumulative.  Each and every
right and remedy of the Security Agent shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or under any other Basic
Document or any other document now or hereafter existing at law or in equity or by statute.


ARTICLE VI

ADDITIONAL RIGHTS OF THE SECURITY AGENT

          If the Security Agent shall determine to exercise its right to sell all or any of the Pledged Collateral pursuant to Section 5.2, the Pledgor shall, upon request of the Security Agent, at its own expense do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with any Requirement of Law.

ARTICLE VII

INDEMNIFICATION

          The Pledgor shall indemnify each of the Security
Agent and the Secured Parties from and against any and all claims, losses and liabilities growing out of or resulting from the failure by the Pledgor to perform or observe any of the provisions hereof including, without limitation,
(a) the sale of, collection from, or other realization upon, the Pledged Collateral, or any part thereof, in connection with such failure, or (b) the exercise or enforcement of any of the rights of the Security Agent or any Secured Party hereunder, except for claims, losses or liabilities resulting from such party's gross negligence or willful misconduct. The indemnity obligations of the Pledgor contained in this Article VII shall continue in full force and effect notwithstanding the full payment of the Obligations and the discharge thereof. The Pledgor will upon demand pay to the Security Agent, or any Secured
Party the amount of any and all reasonable expenses, including the fees and expenses of its and their respective counsel and of any experts and agents, which such party may incur in connection with the failure by the Pledgor to perform or observe any of the provisions hereof, including, without limitation, (a) the sale of, collection from, or other realization upon, the Pledged Collateral, or any part thereof, in connection with such failure, or (b) the exercise or enforcement of any of the rights of the Security Agent, or any Secured Party hereunder.

          If any obligation of the Pledgor arising under this Article VII shall be prohibited or unenforceable in any jurisdiction, then, as to such jurisdiction, the Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

ARTICLE VIII

WAIVER

          To the fullest extent it may lawfully so agree, the Pledgor agrees that it will not at any time insist upon, claim, plead, or take any benefit or advantage of any appraisement, valuation, stay, extension, moratorium, redemption or similar law now or hereafter in force in order to prevent, delay or hinder the enforcement hereof or the absolute sale of any part of the Pledged Collateral;
the Pledgor for itself and all who claim through it, so far as it or they now or hereafter lawfully may do so, hereby waives the benefit of all such laws, and all right to have the Pledged Collateral marshaled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Agreement may order the sale of the Pledged
Collateral as an entirety. Without limiting the generality of the foregoing, the Pledgor hereby (a) authorizes the Security Agent, for the ratable benefit of the Secured
Parties, in its sole discretion and without notice to or demand upon the Pledgor and without otherwise affecting the obligations of the Pledgor hereunder, from time to time to take and hold other collateral for payment of any Obligations, or any part thereof, and to exchange, enforce or release such other collateral or any part thereof, and to accept and hold any endorsement or guarantee of payment of the Obligations or any part thereof, and to release or substitute any endorser or guarantor or any other person granting security for or in any other way obligated upon any Obligations or any part thereof and (b) waives and releases any and all right to require the Security Agent or any Secured Party to collect any of the Obligations from any specific item or items of the Pledged Collateral or from any other party liable as guarantor or in any other manner in respect of any of the Obligations or from any collateral for any of the Obligations.

ARTICLE IX

TERMINATION

          Except as provided in Article VII hereof, this Agreement shall terminate upon the receipt by the Security
Agent of evidence reasonably satisfactory to it and the Required Holder(s) of the full and indefeasible payment (or prepayment) and performance of all Obligations, including the principal of and the premium, if any, and interest on all such Obligations. At the time of such termination, the Security Agent, at the request and expense of the Pledgor, will execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the Pledgor such of the Pledged
Collateral as has not yet theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any moneys at the time held by the Security
Agent or any Secured Party hereunder on account of the Pledged Collateral and not otherwise applied to the payment of the Obligations.


ARTICLE X

MISCELLANEOUS

          SECTION 10.1  Successors and Assigns.  This
Agreement shall be binding upon and inure to the benefit of the Pledgor, the Security Agent and the Secured Parties, all future holders of any of the Notes and their respective successors and assigns. Except as set forth in Section
3.12 the Pledgor may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all of the Noteholders. Any
Secured Party may at any time assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Pledgor but only concurrently with and in accordance with an assignment by such Secured
Party under the respective Note Agreement.

          SECTION 10.2  Notices.  All notices, demands,
requests and other communications provided for hereunder shall be in writing and shall be deemed to have been given

(a) when presented personally, (b) when transmitted by telex to the number specified below and the proper answer back is received, (c) if sent by overnight courier service, on the Business Day following the date of delivery to such courier service, or such later day as demonstrated by a bona fide receipt therefor, or (d) if sent by the United
States Postal Service, postage prepaid, registered or certified, return receipt requested, on the date received, addressed to the respective party, as the case may be, at the following address, or such other address as any party may from time to time designate by written notice to the others as herein required. Transmission by telecopy at the numbers provided below shall constitute provision of notice under this Agreement only if receipt thereof is acknowledged by the recipient.

Security Agent:  State Street Bank
                 Corporate Trust Department
                 Two International Place
                 Boston, MA 02110

                 Attention: Gerald Wheeler
                 Facsimile: (617) 664 - 5371

Pledgor:         New England Electric System
                 25 Research Drive
                 Westborough, Massachusetts  01582
                 Attention:  Treasurer
                 Facsimile: (508) 389 - 2463


          SECTION 10.3  Descriptive Headings.  The
descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          SECTION 10.4  Governing Law.  THIS AGREEMENT
SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE
RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE
STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF
CONFLICTS OF LAW (OTHER THAN THE PROVISIONS OF SECTION 5-
1401 OF THE GENERAL OBLIGATIONS LAW OF SUCH STATE).

          SECTION 10.5  No Waiver.  Failure by the Security
Agent or any of the Secured Parties to exercise, or any delay in exercising, any right, remedy, power or privilege any of them has under this Agreement, or any course of dealing between the Pledgor and the Security Agent or the Secured Parties, shall not operate as a waiver of any such right, remedy, power or privilege. Neither shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise of the same or of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          SECTION 10.6  Severability.  Any provision of
this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such or any other provision in any other jurisdiction.

          SECTION 10.7  Consent to Jurisdiction.

          (a)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT
TO THIS AGREEMENT, ANY OF THE COLLATERAL SECURITY DOCUMENTS
OR OTHER BASIC DOCUMENTS, OR OTHER DOCUMENTS OR
TRANSACTIONS IN CONNECTION WITH OR RELATING HERETO OR
THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING,
STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE
SECURITY AGENT, ANY SECURED PARTY OR THE PLEDGOR MAY BE
BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE
UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW
YORK, AND THE PLEDGOR HEREBY ACCEPTS FOR ITSELF AND IN
RESPECT OF THE PLEDGED COLLATERAL, GENERALLY AND
UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE
AFORESAID COURTS.  THE PLEDGOR HEREBY IRREVOCABLY WAIVES
ANY OBJECTIONS, INCLUDING, WITHOUT LIMITATION, ANY
OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF
FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO
THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH
RESPECTIVE JURISDICTIONS.

          (b) In the case of the courts of the State of New York or of the United States sitting in the City of New
York, State of New York, the Pledgor hereby irrevocably designates, appoints and empowers C T Corporation System

(the "Process Security Agent") (which has consented thereto) with offices on the date hereof at 1633 Broadway, New York, New York 10019, as agent to receive for and on behalf of the Pledgor service of process in the State of New York. The Pledgor further agrees that such service of process may be made on the Process Agent by personal service of a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding on the Process Agent, or by any other method of service provided for under the applicable laws in effect in the County of New York, State of New York, and the Process
Agent hereby is authorized and directed to accept such service for and on behalf of the Pledgor, and to admit service with respect thereto.

          (c) Upon service of process being made on the Process Agent as aforesaid, a copy of the summons and complaint or other legal process served shall be mailed by the Process Agent to the Pledgor by registered mail, return receipt requested, at his address referred to in Section
10.2 hereof, or to such other address as the Pledgor may notify the Process Agent in writing. Service upon the Process Agent as aforesaid shall be deemed to be personal service on the Pledgor and shall be legal and binding upon the Pledgor for all purposes, notwithstanding any failure of the Process Agent to mail copies of such legal process thereto, or any failure on the part of the Pledgor to receive the same.

          (d) The Pledgor agrees that it will at all times continuously maintain an agent to receive service of process in the County of New York on its behalf. In the event that for any reason the Process Agent or any successor thereto shall no longer serve as agent for the Pledgor to receive service of process in the County of New
York on its behalf or shall have changed his address without notification thereof to the Process Agent, the Pledgor, immediately after having knowledge thereof, will irrevocably designate and appoint a substitute agent in the City of New York, New York and advise the Security Agent thereof.

          (e)  Nothing contained in this section shall
preclude the Security Agent or any Secured Party from bringing any legal suit, action or proceeding against the Pledgor in the courts of any jurisdiction where the Pledgor or any of his property or assets may be found or located.
To the extent permitted by the applicable laws of any such jurisdiction, the Pledgor hereby irrevocably submits to the jurisdiction of any such court and expressly waives, in respect of any such suit, action or proceeding, the jurisdiction of any court or courts which now or hereafter, by reason of his present or future domiciles, or otherwise, may be available to it.

          SECTION 10.8  Amendments.  This Agreement may not
be changed orally, but only by an agreement in writing signed by Pledgor and the Security Agent (with the consent of the Required Holder(s)).

          IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered as of the date first above written.

                             NEW ENGLAND ELECTRIC SYSTEM *


                                  s\ Michael E. Jesanis

                             By: __________________________
                                 Michael E. Jesanis
                                 Treasurer


















_________________


The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.